THE TAIWAN FUND, INC. REVIEW
September 2007

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 5.95% in U.S. dollar terms in September. Foreign investors net sold NT$ 92.7 billion. Local institutions and proprietary traders net bought NT$ 34.1 billion and NT$ 5.5 billion, respectively. In terms of sector performance, the Banking sector continued to under-perform, rising only 1.9% month-over-month (“MoM”). The Technology sector also under-performed, rising 3.8% MoM. The Textile sector out-performed, rising 7.1% MoM while the Plastics, Steel and Transport sectors continued to out-perform, rising 7.6%, 7.7% and 11.7%, respectively. On the economic front, in 3Q07, Taiwan’s central bank raised the discount rate by another 12.5 basis points to 3.25%. In August, Taiwan’s seasonally-adjusted unemployment rate was flat with the prior month, staying at 3.87%. Export orders rose to a historical high of US$30.4bn, with annual growth at 16.3% in August.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 0.71% in September. Underweight positions in the Banking sector and the PC & peripheral contributed positively to the Fund’s performance. Overweight positions in the PCB substrate sector and underweight positions in the Petrochemical sector negatively contributed to the Fund’s performance.
Investment Strategy:
The global stock markets have regained momentum following the Federal Reserve Bank’s rate cut, with the TAIEX almost recovering all ground lost over the past two months. HSBC Investment (Taiwan) Limited (“HSBC Taiwan”) still has a positive outlook for the TAIEX. HSBC Taiwan also has a positive outlook for the Taiwanese market in general despite the market’s laggard status and relatively cheap valuations in the greater China area. The continuation of market-friendly policies in the run up to the presidential election in March of 2008 and increasing signs of retail money returning to Taiwan from overseas could help drive stock market gains. HSBC Taiwan believes that the primary driver for the market remains liquidity, with domestic investors playing an important role, as long margins continually increase
The Fund has an over-weight position in the Technology sector, with a focus on bottom-up earnings growth and market share gain stories. HSBC Taiwan has maintained an underweight position in cyclical sectors, mainly in petrochemical. The Fund also remains underweight in the Financial sector.
Total Fund Sector Allocation

	% of	% of
As of 9/30/07	Total Fund	TAIEX
PC & Peripherals	15.7	18.44
IC Design	13.1	4.37
Semiconductor Manufacturing	9.3	9.75
Electronic Components	7.8	3.69
Telecommunications	7.8	8.17
Finance	7.8	13.20
TFT-LCD	5.0	6.03
Steel & Iron	4.6	3.44
Construction	4.3	1.50
Textiles	3.7	1.85
Transportation	3.4	2.51
Electronics	2.8	1.78
Memory IC	2.5	2.38
Glass & Ceramics	1.9	0.34
Athletic Footware	1.8	0.00
Plastics	1.5	7.67
Wholesale & Retail	1.5	0.86
Petroleum Services	1.2	0.00
Chemicals	1.0	1.15
Paper & Pulp	0.8	0.32
Foods	0.0	1.22
Electric & Machinery	0.0	0.94
Elec. Appliance & Cable	0.0	0.52
Rubber	0.0	0.98
Automobile	0.0	0.77
Tourism	0.0	0.20
Others	0.0	5.93
Computer Service and Software	0.0	0.00
Biotech	0.0	0.36
Securities	0.0	0.00
Total	97.5	100.00
Cash	2.5

Technology	64.0	54.62
Non-Technology	25.7	32.18
Financial	7.8	13.20
Total Net Assets: US$414.2 Million
Top 10 Holdings of Total Fund Portfolio

As of 9/30/07	% of Total Portfolio
MediaTek Inc.	6.33

Hon Hai Precision Industry Co. Ltd.	5.54

Taiwan Semiconductor Manufacturing Co. Ltd	3.95

China Steel Corp.	3.81

Au Optronics Corp.	3.51

Merry Electronics Co. Ltd.	3.30

Siliconware Precision Industries Co.	3.20

Cathay Financial Holding Co. Ltd.	3.15

Synnex Technology International Corp.	2.84

Foxconn Technology Co. Ltd.	2.75

Total	38.38

NAV: US$25.31	Price: US$21.86	Discount:-13.63%
No. of Shares: 16.4 Million

Returns in US$ (%) (a)

One Month	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	6.66	5.95	6.08
Fiscal Year to Date (c)	6.66	5.95	6.08
One Year	43.89	38.68	43.48
Three Years	25.56	18.79	23.41
Five years	20.94	19.16	N/A
Ten Years	1.35	-0.54	N/A
Since Inception	11.52	11.66	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN

Taiwan Fund Premium/Discount
01/01/1993-09/30/2007
Market Data

	As of 08/31/07	As of 09/30/07
TAIEX	8982.16	9411.95
% change in NTD terms	-3.29	4.78
% change in USD terms	-3.84	5.95
NTD Daily avg. trading volume (In Billions)	156.59	140.24
USD Daily avg. trading volume (In Billions)	4.75	4.30
NTD Market Capitalization (In Billions)	21957.13	22597.46
USD Market Capitalization (In Billions)	665.39	692.43
FX Rate: (NT$/US$)	32.999	32.635

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Shirley Yang